Second Quarter Report - 2016

Dear Fellow Shareholders:

We are strategically driven. With assets topping $3.9 billion for the first time in our Company’s history, we are experiencing the strategic and financial benefits of leveraging the new geographic reach of our banking franchise as well as a portfolio of innovative products, technology and personal service. This continued growth has been achieved while consistently providing attractive financial returns to our shareholders.

Net income reached $18.3 million for the six months ended June 30, 2016, up 43% compared to the same period a year ago, reflecting organic growth and the positive impact of entering new markets through the recent acquisition. This resulted in a return on average assets of 0.97% for the first six months of 2016 compared to 0.92% for the same period a year ago, and a return on average tangible equity of 14.04% and 13.08% for the six months ended June 30, 2016 and 2015, respectively.

We monitor and adjust to economic changes. We are well positioned to face economic challenges brought on by national and global events, including the United Kingdom’s decision to exit the European Union. U.S. Treasury rates declined significantly after the announcement in late June 2016, which also influenced the Federal Reserve’s decision to postpone increasing short-term interest rates in the United States. These events will put downward pressure on earnings for financial institutions as well as increase the threat of a potential recession.

Camden National will weather these types of challenging environments by focusing on long-term sustainable growth in our markets and leveraging our wide array of products and services. While lower interest rates will pressure net interest margin, our recent expansion in Southern Maine and Massachusetts provides additional opportunities in New England’s higher growth markets and economic hubs. This complements our successful entrance into New Hampshire, which started in 2014, as well as our strong market positions in Maine. Additionally, over the next several months, we will be rolling out several investments in and changes to our wealth management products and service line designed to enhance our offerings and build a more seamless experience for our customers.

We are focused on maintaining our efficiency.
Another key element for long-term success is to remain an efficient and effective organization. Our focus on the efficiency ratio—or how much expense we incur for each dollar of revenue—results in the ability to deliver consistent shareholder returns during economic uncertainty. Our efficiency ratio improved to 58.77% for the six month period ended June 30, 2016 compared to 60.24% for the comparable period last year.
We continuously assess all aspects of our business to ensure we are making the right strategic decisions for the longevity of the Company, and in doing so we will be closing two banking centers located in Bangor and Orono, Maine, by the fourth quarter of 2016, subject to regulatory notice periods. This decision was not made lightly and was based on many factors, including local economic conditions, changes in customer behaviors brought on by the adoption of technology based services, financial considerations, as well as the impact to our customers. In these particular instances, customers will be served by existing banking centers located not more than five miles from the closed location, as well as our extensive online and mobile banking channels.

We also maintain long-term focus through prudent risk management actions. During the second quarter of 2016, two loan relationships underwent significant financial stress. This resulted in an increase in our non-performing assets to total assets ratio to 0.75% at June 30, 2016, compared to 0.56% at March 31, 2016, and a higher loan loss provision.We continue to be actively engaged in these relationships and are addressing both situations.

We are focused on shareholder value. During the second quarter of 2016, the Board of Directors declared a dividend of $0.30 per common share, resulting in an annualized dividend yield of 2.86% based upon a closing price of $42.00 at June 30, 2016. While we face today’s economic challenges, shareholders should recall that the Company maintained its dividend policy during the most recent recession.

As we move forward through the remainder of 2016 and strategically plan for the years ahead, we will continue to assess all aspects of our business in order to meet the needs of our industry, ensure the longevity of our organization, and produce positive financial returns. Your continued support as both shareholders and customers of Camden National is greatly appreciated.

Sincerely,

Gregory A. Dufour
President and Chief Executive Officer

Financial Highlights (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in thousands, except per share data)	2016	2015	2016	2015
Earnings and Dividends
Net interest income	$28,504	$20,635	$56,456	$40,069
Provision for credit losses	2,852	254	3,724	700
Non-interest income	10,552	6,310	18,469	12,457
Non-interest expense	22,330	16,157	45,239	32,958
Income before taxes	13,874	10,534	25,962	18,868
Income taxes	4,258	3,341	7,700	6,064
Net income	$9,616	$7,193	$18,262	$12,804
Core operating earnings	$9,731	$7,308	$18,796	$13,572
Diluted earnings per share	0.92	0.96	1.76	1.71
Core diluted earnings per share	0.93	0.97	1.81	1.81
Cash dividends declared per share	0.30	0.30	0.60	0.60
Performance Ratios
Return on average equity	10.22%	11.35%	9.82%	10.29%
Return on average tangible equity	14.50%	14.33%	14.04%	13.08%
Return on average assets	1.01%	1.02%	0.97%	0.92%
Net interest margin	3.34%	3.21%	3.34%	3.14%
Efficiency ratio	56.53%	58.60%	58.77%	60.24%
Balance sheet (end of period)
Investments			$921,989	$822,991
Loans and loans held for sale			2,608,228	1,808,433
Allowance for loan losses			23,717	21,194
Total assets			3,910,386	2,837,921
Deposits			2,773,487	1,981,131
Borrowings			690,476	564,097
Shareholders' equity			384,856	254,540
Book Value per Share and Capital Ratios
Book value per share			$37.43	$34.17
Tangible book value per share			27.47	27.78
Tier I leverage capital ratio			8.44%	9.39%
Total risk-based capital ratio			12.94%	14.78%
Asset Quality
Allowance for loan losses to total loans			0.92%	1.17%
Net charge-offs to average loans (annualized)			0.09%	0.07%
Non-performing loans to total loans			1.10%	0.89%
Non-performing assets to total assets			0.75%	0.59%

A complete set of financial statements for Camden National Corporation may be obtained upon written request to Camden National Corporation, P.O. Box 310, Camden, Maine 04843.